Exhibit 10.22

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made and entered into as of June 16, 2010 (the “Contract Date”), by and between James Lawson (“Employee” or “You”) and Augme Technologies, Inc., (formerly Modovox, Inc.) a Delaware corporation (the “Company” or “Employer”).  Employee and the Company are sometimes each referred to herein as a “Party” and collectively, as the “Parties”.  Terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, Employee and the Company are parties to that certain Employment Agreement, dated as of July 16, 2009 (the “Employment Agreement”); and

WHEREAS, Employee and the Company desire to separate from their business relationship as provided herein;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1.           Effective June 16, 2010 (the “Separation Date”), your employment with the Company (including any and all offices you hold with the Company or any of its subsidiaries (including without limitation your offices of Chief Legal Officer of the Company)) is hereby terminated and the Employment Agreement is hereby terminated in its entirety and is of no further force or effect, except that Sections 8.1-8.2 and 9.5-9.13 of the Employment Agreement shall remain in full force and effect.  The Parties understand and agree that neither the making of this Agreement nor the fulfillment of any condition or obligation of this Agreement constitutes an admission of any liability or wrongdoing by the Company, any Employee Releasee (as defined below), any Company Releasee (as defined below) or any Employee Releasee (as defined below).

2.           This Agreement supersedes any and all other agreements, written or verbal, which may exist between the Company and Employee concerning Employee’s separation from the Company, including without limitation any representations made to Employee by any executive officer or director of the Company.

3.           Employee Acknowledgments.

(a)           You have been advised by the Company to consult with the attorney of your choice prior to signing this Agreement.

(b)           You have been given a period of at least twenty-one (21) days within which to consider this Agreement.

(c)           You would not be entitled to receive the consideration offered to You herein but for your signing this Agreement.

(d)           You may revoke this Agreement within seven (7) days after the date You sign it by providing written notice of the revocation to the Company no later than the seventh day after You sign it.  It is understood and agreed that any notice of revocation received by the Company after the expiration of this seven (7) day period shall be null and void.

4.           It is further expressly agreed by the Parties that this Agreement shall not become effective or enforceable and the consideration referred to in Section 6 below and elsewhere herein will not be paid until the seven (7) day revocation period described in Section 3(d) above has expired.  Therefore, it is expressly agreed by the Parties that the “Effective Date” of this Agreement is the first day after the date the seven (7) day revocation period has expired.

5.           Employee represents that he has consulted or has had sufficient opportunity to discuss with any person, including the attorney of his choice, all provisions of this Agreement, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, and that he is voluntarily entering into this Agreement of his own free will and accord, without reliance upon any statement or representation of the Company or its representatives.

6.           Provided that Employee does not revoke this Agreement and complies with his obligations hereunder, the Company agrees as follows:

(a)           Commencing on June 16, 2010 and continuing until March 156, 2011 (the “Separation Payment Period”), the Company will pay to Employee an amount equal to $11.666.66 (less statutory deductions) per calendar month for nine (9) months, payable semi-monthly (pro-rated for partial months).

(b)           Employee has submitted to the Company a list of expenses for which he is seeking reimbursement.  Immediately following the Effective Date, the Company will pay Employee $3,285.60 in full and final payment of all expense claims of Employee (including, without limitation, accrued but unpaid payroll and accrued and unused paid time off).

(c)           Upon execution of this Agreement by the Parties, You will deliver to the Company a flashdrive containing a copy of all documents pertaining to the Company and its subsidiaries on the harddrive of your computer.

(d)           The Company will pay on your behalf medical and dental benefits under the Company’s medical and dental benefit plans, according to those benefits chosen by Employee for continuation under The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), until March 16, 2011.  As of March 17, 2011, Employee may elect to continue COBRA coverage at his own expense.

(e)           Following execution of this Agreement, the Company will enter into a Consulting Agreement with You (or a legal controlled by You) pursuant to which you will provide agreed-upon legal services to the Company in the capacity of “contract General Counsel” (the “Consulting Agreement”).  Such Consulting Agreement will be mutually agreed to by the Parties, but will provide the following: (a) the consulting term will be for a period of six (6) months (which term may be extended or modified by mutual written consent); (b) the consulting fee will be $5,000 per month, payable on or before the fifth (5th) day of the month for which services relate; (c) the Company will reimburse You for approved travel-related expenses per the terms and conditions of the Company’s expense reimbursement policies; and (d) the Company will reimburse you for office lease expenses in the amount of three hundred and eighty six ($386.00) per month.

7.           The Employment Agreement provided for the issuance by the Company to You of options to purchase (i) up to 250,000 shares of Common Stock at an exercise proce of $3.90 for each share (which is the fair market value on the date of grant, July 8, 2009); and (ii) options to purchase up to 100,000 shares of Common Stock at an exercise proce of $1.63 for each share (which is the fair market value on the date of grant, December 7, 2009). Additionally, the Board of Directors of the Company (the “Board”), by Unanimous Written Consent, dated June 9, 2010 approved/ratified the issuance of options to purchase up to 50,000 shares of Common Stock at an exercise proce of $1.00 for each share (which is the fair market value on the date of grant, June 9, 2010).  The Company and You have mutually agreed you are entitled to a total of 400,000 options (the “Employment Agreement Options”).  The Company never issued to You an option agreement for the Employment Agreement Options.  On the Effective Date the Company will execute and deliver to You an option agreement for the Employment Agreement Options, which option agreement: (i) provides for such options to be non-qualified stock options; (ii) provides for fifty-percent (50%) vesting of such options immediately; (iii) provides for fifty-percent (50%) vesting of such options upon completion of the Separation Payment period; (iv) provides for an exercise period ending on June 16, 2014; and (v) is otherwise in the form of  Exhibit A attached hereto.

8.           Except as provided in Section 6(e) above, Employee’s health insurance and all other Company benefits will terminate according to the terms of the plans.  This provision is not, however, intended to waive Employee’s rights under COBRA.  Employee acknowledges that the Company will provide the COBRA notice, in accordance with federal guidelines, under which Employee may elect continuation of coverage.

9.           Effective as of the Separation Date, You will be deemed to have resigned as a Chief Legal Officer of the Company; it being agreed and understood that this Agreement shall serve as irrevocable written notice of such resignation; and furthermore on the Separation Date, you will deliver to the company an executed Resignation Letter, in substantially the form attached hereto as Exhibit B.

10.           During the Separation Payment Period, You agree to make yourself available to consult with the Chief Executive Officer of the Company (the “CEO”) or persons designated by the CEO on matters concerning the Company and its subsidiaries as reasonably requested by the CEO from time to time; provided, however, that in no event shall You be required to devote more than sixty (60) hours of your time to performing such services during any calendar quarter. You and the Company agree that You will receive no compensation for performing such services, The parties hereto acknowledge that but for this Agreement You would not be required to render the services described in this Paragraph.

11.           As a material inducement into entering into this Agreement, the Company is requiring You to restrict the sale and transfer of securities of the Company (collectively, the (“Company Securities”) held by You and Your Affiliates as provided in this Section 11, and You are agreeable to such restrictions.

(a)           During the period commencing on the Separation Date and ending on March 16, 2011 (the “Lock Up Period”), You will not, and You will not permit any of Your Affiliates to, without the prior written consent of the Company, directly or indirectly:

(i)           offer, sell, pledge, contract to sell (including any short sale whether or not against the box), grant or sell any option or other contract to purchase, purchase or otherwise acquire any option or contract to sell or otherwise dispose of or transfer any Company Securities;

(ii)           enter into any Hedging Transaction (as defined below) relating to any Company Securities;

(iii)           enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any company Securities (each of the foregoing paragraphs (i), (ii) and (iii) referred to as a “Dispostion”); or

(iv)           request the filing of any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing.

(b)           The foregoing restrictions are expressly intended to preclude You and Your Affiliates from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if Company Securites would be disposed of by someone other than the undersigned.

(c)           Notwithstanding the foregoing, You and Your Affiliates may transfer any Company Securities held by You and Your Affiliates;  (i) by gift, will or intestancy; provided, however, that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such securities subject to the provisions of this Section 11, and there shall be no further transfer of such securites except in accordance with this Section 11; or (ii) in connection with a tender offer conducted by a person or entity (other than You or Your Afiliates) pursuant to Regulation 14D under the rules and regulations of the Securities Exchange Act of 1934, as amended.

(c)           You agree that the Company may, and that You will, with respect to any Company securities for which You or one of Your Affiliates is the record holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such Company Securities on the transfer books and records of the transfer agent or Company, as applicable.

(d)           As used herein, the term:  (i) “Affiliate” means with respect to You, any person or entity controlling, controlled by or under common control with you; with the term “control” )and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies and management of a person or entity; and (ii) “Hedging Transaction” means any short sale (whether or not against the box) or any purchase or other acquisition, sale or grant of any right (including, without limitation, any put or call option or any combination thereof) with respect to any security or other instrument (other than a broad-based market basket or index) that includes, relates to or otherwise derives any significant part of its value from the Company Securities.

(e)           You, on behalf of You and Your Affiliates acknowledge that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event that You or Your Affiliates breach this Section 11.  Threrefore, You, on Your behalf and on behalf of each of Your Affiliates agrees that the Company may obtain specific performance of this Section 11 and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bong, in additon to any other remedy to which the Company may be entitled at law or in equity.

12.           Employee represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Company or any of its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise other than the representations contained in this Agreement.

13.           Employee agrees as follows:

(a)           As a material inducement to the Company to enter into this Agreement and subject to the terms of this Section 13, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of its parent, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them, (collectively “Company Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claim” or “Claims”) which Employee now has, owns, holds, or which Employee at any time heretofore had, owned, or held against each of the Company Releasees, including, but not limited to: (a) all Claims under the Age Discrimination in Employment Act of 1967, as amended; (b) all Claims under Title VII of the Civil Rights Act of 1964, as amended; (c) all Claims under the Employee Retirement Income Security Act of 1974, as amended; (d) all Claims arising under the Americans With Disabilities Act of 1990, as amended; (e) all Claims arising under the Family and Medical Leave Act of 1993, as amended; (f) all Claims related to Employee’s employment with the Company; (g) all Claims of unlawful discrimination based on age, sex, race, religion, national origin, handicap, disability, equal pay, sexual orientation or otherwise; (h) all Claims of wrongful discharge, breach of an implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, breach of any implied covenant of good faith and fair dealing and any other federal, state, or local common law or statutory claims, whether in tort or in contract; (i) all Claims related to unpaid wages, salary, overtime compensation, bonuses, severance pay, vacation pay, expenses or other compensation or benefits arising out of Employee’s employment with the Company; (j) all claims arising under any federal, state or local regulation, law, code or statute; (k) all claims of discrimination arising under any state or local law or ordinance; and (l) all claims relating to any agreement, arrangement or understanding that Employee has, or may have, with the Company (including, without limitation, the Employment Agreementand the Employment Agreement Option Agreement (collectively, the “Other Agreement”) but specifically excluding this Agreement).  Notwithstanding anything to the contrary contained in this subsection (a), the Company agrees that Employee shall remain a beneficiary under any past and current Directors and Officers Insurance policies, and notwithstanding anything to the contrary contained in this Agreement, Employee is not releasing in any way any coverage under said insurance policies.

(b)           Employee covenants and promises not to sue or otherwise pursue legal action against the Company, other than for breach of this Agreement or the Other Agreements, and further covenants and promises to indemnify and defend the Company from any and all such claims, demands and causes of action, including the payment of reasonable costs and attorneys’ fees relating to any claim, demand, or causes of action brought by him.  Employee agrees that should any legal action be pursued on his behalf by any person or other entity against the Company regarding the claims released by Employee in this Agreement, Employee will not accept recovery from such action, but will assign such recovery to the Company and agrees to indemnify the Company against such claims and assessment of damages.  Employee further represents that he has filed no lawsuits against the Company.

(c)           Employee further promises and agrees that he will not at any time disparage the Company or any of its directors, officers, employees, products, operations, policies, decisions, advertising or marketing programs, if the effect of such disparagement reasonably could be anticipated to cause material harm to the Company’s reputation, business, interests or to the morale among its work force, or the reputation of any Company employee.  Additionally, Employee will refer all inquiries that he receives (whether written or oral) regarding the business or operations of the Company to the CEO (or his designee).  Employee will make reasonable efforts to transition Company information to an authorized representative of the Company.

14.           The Company agrees as follows:

(d)           As a material inducement to Employee to enter into this Agreement and subject to the terms of this paragraph, the Company, on its own behalf and on behalf of each of the Company Releasees, hereby irrevocably and unconditionally releases, acquits and forever discharges Employee, and his heirs, representatives, successors and assigns and all persons acting by, through, under or in concert with any of them (collectively, the “Employee Releasees”), from any and all Claims which any Company Releasee now has, owns, holds, or which any Company Releasee at any time heretofore had, owned, or held against any of the Employee Releasees (including, without limitation, any Claims arising out of, in connection with, or related to Employee’s involvement as an officer or director of the Company or any of its subsidiaries).

(e)           The Company covenants and promises not to sue or otherwise pursue legal action against Employee, other than for breach of this Agreement or the Other Agreements, and further covenants and promises to indemnify and defend Employee from any and all such claims, demands and causes of action, including the payment of reasonable costs and attorneys’ fees relating to any claim, demand, or causes of action brought by the Company.  The Company agrees that should any legal action be pursued on its behalf by any person or other entity against Employee regarding the claims released in this Agreement, the Company will not accept recovery from such action, but will assign such recovery to Employee and agrees to indemnify Employee against such claims and assessment of damages.  The Company further represents that it has filed no lawsuits against Employee.

(f)           The Company further promises and agrees that it will not at any time disparage Employee, if the effect of such disparagement reasonably could be anticipated to cause material harm to Employee’s reputation.

15.           Notwithstanding anything in this Agreement to the contrary, the Company and Employee agree that the Other Agreement shall remain in full force and effect, as revised pursuant to Sections 1, 7, and 11 above.

16.           If Employee or the Company determines that the other has breached this Agreement, the non-breaching Party will notify the Party in breach of that fact in writing and the Party in breach will be afforded ten (10) days to cure the breach.

17.           Employee acknowledges that by three days after the Effective Date, he will use his best efforts to return to the Company any and all property of the Company in his possession, such as (but not limited to) marketing plans and related information, product development plans and related information, trade secret information, pricing information, vendor information, financial information, telephone lists, computer software and hardware, keys, credit cards, vehicle, telephone, camera and office equipment. Notwithstanding the above, Employee will be entitled to retain the Retained Equipment (including the Company information contained on the harddrive of your computer).  You specifically acknowledge and agree that You will continue to be bound by and subject to the confidentiality provisions of Section 8 of the Employment Agreement and You will not, among other things, use or disclose any of the Company information contained on the harddrive of your computer in violation of such Section 8.

18.           No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both Parties.  No waiver or default of any term of this Agreement shall be deemed a waiver of any subsequent breach or default of the same or similar nature.  This Agreement may not be changed except by writing signed by both Parties.

19.           This Agreement shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, trustees, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, trustees, successors, and assigns.

20.           For the same aforesaid consideration, it is further expressly agreed and understood that the Parties will promptly execute any and all documents that are necessary and appropriate to effectuate the terms of this Agreement.

21.           For the same aforesaid consideration, it is expressly agreed and understood that the contents of this Agreement, including its terms, any monetary consideration paid therein, and the parties thereto, shall not be disclosed, released or communicated to any person (except their attorneys, spouses, and tax consultants), including natural persons, corporations, partnerships, limited partnerships, joint ventures, sole proprietorships or other business entities, except for the purpose of enforcing this Agreement or any provision therein or pursuant to a lawful subpoena or except as otherwise required by applicable law (including, without limitation, Federal securities laws).  Each Party agrees to give reasonable notice to the other in the event disclosure of this Agreement is sought by subpoena or otherwise.

22.           This Agreement is entered into and shall be interpreted, enforced and governed by the law of the State of New York.  Any action regarding this Agreement shall be brought in a court in New York city.  In any proceeding to enforce this Agreement, the prevailing Party shall be entitled to costs and reasonable attorneys’ fees.

23.           All notices and other communications hereunder shall be in writing and shall be given by personal delivery, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by facsimile transmission, sent by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as is specified by like change of address):

If to the Company:	Paul Arena Augme Technologies, Inc. 43 W. 24th Street, Suite 11B New York, New York 10010 Facsimile: ______________
If to Employee:	Jame Lawson 7403 Ridgewood Avenue Chevy Chase, MD 20815 Facsimile:_______________

24.           The Parties agree that the Agreement may be executed in multiple originals.

EXECUTED as of the Contract Date.

/s/ James Lawson James Lawson

AUGME TECHNOLOGIES, INC. By: /s/ Paul Arena Printed: Paul Arena Title: CEO

EXHIBIT A

Form of Employment Agreement Options

[See attached document]

A-1

EXHIBIT B

Form of resignation Letter

(See Attached Document)

B-1